Exhibit 3.1

ARTICLES SUPPLEMENTARY

OF

JERNIGAN CAPITAL, INC.

DESIGNATING THE RIGHTS AND PREFERENCES

OF THE

SERIES A PREFERRED STOCK

Pursuant to Section 2-208 of the Maryland General Corporation Law (as amended, supplemented or restated from time to time, the “MGCL”), Jernigan Capital, Inc., a corporation organized and existing under the laws of the state of Maryland (the "Corporation"), does hereby certify to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Article VI of the Articles of Amendment and Restatement of the Corporation (the “Charter”), as filed with the SDAT, authorizes the issuance of 600,000,000 shares of stock of the Corporation, consisting of 500,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), and 100,000,000 shares of preferred stock, $0.01 par value per share (the “Preferred Stock”). No shares of Preferred Stock are currently outstanding. The Charter expressly authorizes the Board to classify any unissued shares of Preferred Stock from time to time into one or more classes or series of stock and to set the number of shares constituting such series and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of the shares of Preferred Stock constituting such series.

SECOND: Pursuant to the authority expressed in Article VI of the Charter, the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, classified and designated 300,000 authorized but unissued shares of Preferred Stock as shares of Series A Preferred Stock, $0.01 par value per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall be incorporated into Article VI thereof by reference or added to the text thereof with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Charter.

(a)          Designation and Amount. There shall be a series of Preferred Stock designated as “Series A Preferred Stock” (the “Series A Preferred Stock”). The number of shares authorized to be Series A Preferred Stock is 300,000. The Corporation shall not have the authority to issue fractional shares of Series A Preferred Stock.

(b)          Rank. The Series A Preferred Stock shall, with respect to distribution rights and rights upon liquidation, winding up and dissolution of the Corporation, rank (i) senior to the Corporation’s Common Stock and to any class or series of capital stock of the Corporation expressly designated as ranking junior to the Series A Preferred Stock as to distribution rights and rights upon liquidation, winding up and dissolution of the Corporation (collectively, the “Junior Securities”); (ii) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series A Preferred Stock as to distribution rights and rights upon liquidation, dissolution and winding up of the Corporation (“Parity Securities”); (iii) junior to any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series A Preferred Stock as to distribution rights and rights upon liquidation, winding up and dissolution of the Corporation; and (iv) junior in right of payment to the Corporation’s existing and future indebtedness. All shares of Series A Preferred Stock shall rank on parity with each other.

(c)          Distribution Rights. Subject to the preferential rights of holders of any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series A Preferred Stock as to distribution rights and subject to the rights of any Parity Securities, to the extent not prohibited by law each holder of Series A Preferred Stock shall be entitled to receive, if, as and when authorized by the Board and declared by the Corporation, on each outstanding share of Series A Preferred Stock, out of funds legally available for the payment of distributions or dividends:

(1)         a cumulative cash distribution (the “Cash Distribution”), equal to (a) 7.0% per annum on the Liquidation Value (as defined below) for the period beginning on the date of issuance until the sixth anniversary of the date that these Articles Supplementary were filed with and accepted for record by the SDAT (the “Filing Date”), payable quarterly in arrears; (b) 8.5% per annum on the Liquidation Value for the period beginning the day after the sixth anniversary of the Filing Date and for each year thereafter so long as the Series A Preferred Stock remains issued and outstanding, payable quarterly in arrears; and (c) an amount in addition to the amounts in (a) and (b) equal to 5.0% per annum on the Liquidation Value for the period beginning the day after a Triggering Event (the “Cash Premium”); and

(2)         a cumulative dividend payable in-kind in shares of Common Stock or additional shares of Series A Preferred Stock (the “Aggregate Stock Dividend”) (determined at the election of each holder of Series A Preferred Stock (such election to be irrevocable as to the dividend for any fiscal quarter, and made by written notice to the Corporation at least 15 days prior to the record date for each such dividend)) whereby the total value of the Aggregate Stock Dividend to be paid each quarter equals the product obtained by multiplying 0.25 by the sum of (i) Incremental Equity Book Value (as defined herein) as of the end of the most recently completed fiscal quarter and (ii) to the extent the Company owns equity interests in income-producing real property, Incremental Net Asset Value (as defined herein); provided that for purposes of computing the sum of (i) and (ii) above, no interest in the same real estate asset will be double counted. The first Aggregate Stock Dividend shall be calculated using Incremental Equity Book Value and Incremental Net Asset Value from the fiscal quarter ended June 30, 2016 to the end of the most recently completed fiscal quarter. Notwithstanding the foregoing, the election by the holders of the Series A Preferred Stock to receive an Aggregate Stock Dividend in shares of Common Stock or Preferred Stock of the Corporation at all times pursuant to the foregoing shall be limited to the maximum number of shares of Common Stock or Series A Preferred Stock that may be issued (i) in accordance with and not in violation of the ownership limitations set forth in Article VII of the Charter (subject to any Excepted Holder Limits (the “Ownership Limitations”)) and (ii) without approval of the Corporation’s stockholders pursuant to Rule 312.03(b) or (c), as applicable, of the New York Stock Exchange Listed Company Manual (or any replacement provision for such rule) or any similar rule on any other national securities exchange on which the Common Stock is then listed.  The value of any Aggregate Stock Dividend that cannot be paid because of the application of the foregoing limitation shall be paid by the Corporation in cash.

The number of shares of Common Stock or Series A Preferred Stock to be distributed per each outstanding share of Series A Preferred Stock as Aggregate Stock Dividends (the “Per Share Stock Dividend”) shall be calculated as follows:

(A/B)
C

Where:

(A) equals the Aggregate Stock Dividend as calculated above;

(B) is either (1) the 30-day volume weighted average price per share of the Common Stock or (2) the Liquidation Value, as applicable; and

(C) equals the number of shares of Series A Preferred Stock outstanding at the close of business on the record date for any such Aggregate Stock Dividend.

Notwithstanding anything herein to the contrary, the aggregate Cash Distributions and Per Share Stock Dividend as of any Distribution and Dividend Payment Date (as defined below) shall not exceed the Cumulative Cap.

The Corporation will pay, if, as and when authorized by the Board and declared by the Corporation, to the extent not prohibited by law, the Cash Distribution and the Per Share Stock Dividend quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, or if such day is not on a Business Day, then the next succeeding day that is a Business Day, and no interest or other sums shall accrue on the amount so payable from the original Distribution and Dividend Payment Date to such next succeeding Business Day (each a “Distribution and Dividend Payment Date”), commencing on October 15, 2016. Cash Distributions will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Corporation will make each Cash Distribution and Per Share Stock Dividend, as applicable, due on a Distribution and Dividend Payment Date to the holders of record of Series A Preferred Stock on the close of business on January 1, April 1, July 1 and October 1 immediately preceding the applicable Dividend and Distribution Payment Date, beginning on the close of business on October 1, 2016. Distributions and dividends on the Series A Preferred Stock will accumulate from the most recent date to which distributions and dividends have been paid or, if no distributions or dividends have been paid, from and including the respective date of issuance of such shares of Series A Preferred Stock.

Notwithstanding the foregoing, Cash Distributions and Aggregate Stock Dividends on the Series A Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such Cash Distributions and Aggregate Stock Dividends, whether or not such Cash Distributions and Aggregate Stock Dividends are declared and whether or not such Cash Distributions and Aggregate Stock Dividends are prohibited by agreement. Accrued but unpaid Cash Distributions and Aggregate Stock Dividends on the Series A Preferred Stock will accumulate and will earn additional Cash Distributions and Aggregate Stock Dividends as calculated above (in the case of Stock Dividends, as if such Stock Dividends had been paid or issued on the applicable Distribution and Dividend Payment Date), compounded quarterly (subject to increase as provided in Section (c)(1)(c), as applicable).

As long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not declare or pay on or set apart for payment to the holders of the Common Stock or any Junior Securities any dividend or other distribution (other than (i) to the extent necessary to ensure that the Corporation remains qualified as a REIT for U.S. federal income tax purposes and (ii) the redemption or other acquisition of capital stock of the Corporation in any calendar year under incentive, benefit or share purchase plans for officers, directors or employees or others performing or providing similar services or in connection with net settlements and withholding in connection with the vesting or exercise of equity incentive awards) unless all accumulated dividends on the then-outstanding shares of Series A Preferred Stock shall have been paid or shall have been declared and set apart for payment to the holders of the Series A Preferred Stock.

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series A Preferred Stock and any Parity Securities, all dividends declared and paid on the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared and paid per share of Series A Preferred Stock and any Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share of Series A Preferred and Parity Securities bear to each other.

Holders of Series A Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock of the Corporation, in excess of full cumulative dividends on the Series A Preferred Stock as described herein. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Except as provided herein, the Series A Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

(d)          Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), each holder of Series A Preferred Stock shall be entitled to receive out of the assets that may be legally distributed to the Corporation’s stockholders after payment or provision for payment of all indebtedness of the Corporation, but prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any assets on any shares of Common Stock or other Junior Securities, an amount equal to the greater of (1) $1,000 per outstanding share of Series A Preferred Stock (the “Liquidation Value”), plus all accumulated but unpaid Cash Distributions and Aggregate Stock Dividends thereon to, but not including, the date of any liquidation, but excluding any Cash Premium and (2) the amount that would be paid on such date in the event of a redemption following a Change of Control Event pursuant to Section (j). For purposes of determining accumulated but unpaid Cash Distributions and Aggregate Stock Dividends with respect to the Series A Preferred Stock in the event of a Liquidation, the Aggregate Stock Dividends shall be determined by computing Incremental Equity Book Value and Incremental Net Asset Value on a pro forma basis to, but not including, the date of final distribution of all remaining assets of the Corporation without giving effect to any liquidating distributions by the Corporation. After the payment of the Liquidation Value and all accumulated but unpaid Cash Distributions and Aggregate Stock Dividends and any payment on Parity Securities, the remaining assets of the Corporation, if any, shall be distributed to the holders of shares of Common Stock and Junior Securities. If upon Liquidation the assets legally available for distribution to the holders of the Series A Preferred Stock and any Parity Securities are insufficient to permit the payment to such holders of the full amounts specified in this Section (d) or pursuant to the terms of any Parity Security, then the entire assets of the Corporation legally available for distribution will be distributed among the holders of the Series A Preferred Stock and any Parity Securities with equal priority and pro rata in proportion to the amounts they would otherwise be entitled to receive pursuant to this Section (d) and the terms of any such Parity Securities and the Corporation will not make or agree to make any payments to the holders of Common Stock or Junior Securities. Whenever the distribution provided for in this Section (d) shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board. For the purposes hereof, a Change of Control Event shall not be deemed a Liquidation. The Corporation will promptly provide to the holders of Series A Preferred Stock written notice of any Liquidation. In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the MGCL, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series A Preferred Stock shall not be added to the Corporation’s total liabilities. Holders of the Series A Preferred Stock shall not be entitled to any further payments in the event of a Liquidation other than what is expressly provided for in this Section (d) and will have no right or claim to any of the Corporation’s remaining assets.

(e)          Voting. Except as otherwise required under the MGCL and other applicable law and in these Articles Supplementary, the holders of the Series A Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation. To the extent the holders of the Series A Preferred Stock are so entitled or permitted to vote, the holders of Series A Preferred Stock may take such action or consent to any action by delivering a consent in writing or by electronic transmission of the holders of Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action were such action to be taken at a stockholders meeting, provided that the Corporation gives notice of each the action to each holder of Series A Preferred Stock not later than 10 days after the effective time of the action.

(f)          Appraisal Rights. Other than as set forth herein, holders of the Series A Preferred Stock shall not be entitled to exercise any rights of an objecting stockholder provided for under the MGCL or any successor statute.

(g)          Preferred Stock Directors.

(1)         On the Filing Date, and each year so long as any shares of Series A Preferred Stock are outstanding, the holders of Series A Preferred Stock, voting as a single class, shall have the right to nominate and elect one director to the Board (the “Preferred Stock Director”) at each annual meeting of stockholders of the Corporation, and at any special meeting of the stockholders of the Corporation called for the purpose of electing the Preferred Stock Director or by written or electronic consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding. On the Filing Date, the Board shall increase the number of directors then constituting the Board by one (in accordance with Section 5.1 of the Charter and Article III, Section 2 of the Bylaws of the Corporation (the “Bylaws”)) and shall elect either James Dondero or Matt McGraner, as selected by the Preferred Representative, to fill the vacancy so created, to serve until the next annual meeting of the Corporation or until his successor is duly elected and qualified in accordance with this Subsection (g)(1), the Charter, the Bylaws and the MGCL. Except with the written consent of the Preferred Stock Director, the Board will remain at the same size as long as the Series A Preferred Stock is outstanding.

(2)         The Preferred Stock Director and the Additional Preferred Stock Directors (as defined below), if any, shall be entitled to serve in the same manner as other directors of the Board, vote on any matter properly voted on by the Board, and receive the same information at the same times provided to other directors of the Board; provided, however, that the Preferred Stock Director shall not be entitled to compensation for service as a director but shall be entitled to the same indemnification, expense advancement and expense reimbursement as all independent directors.

(3)         If the Corporation has not paid the full amount of the Cash Distribution or the Aggregate Stock Dividend (a “Preferred Dividend Default”) on the shares of Series A Preferred Stock for six or more quarterly dividend periods, whether or not consecutive dividend periods, the holders of Series A Preferred Stock then outstanding, voting together as a single class, shall be entitled at the Corporation’s next annual or special meeting of stockholders, whichever occurs first, to elect two additional directors to the Board (the “Additional Preferred Stock Directors”). Prior to the election of the Additional Preferred Stock Directors, the Board shall be required to take action to increase the number of directors then constituting the Board by two and to elect such individuals as shall be designated in writing by the holders of the Series A Preferred Stock to fill such vacancies. If and when the Corporation pays in full all accumulated and unpaid Cash Distributions and Stock Dividends on the Series A Preferred Stock (a “Preferred Dividend Default Cure”), the term of office of each Additional Preferred Stock Director shall immediately terminate and the Board shall promptly take action to decrease the number of directors on the Board by two, unless, with the written consent of the Preferred Stock Director, the Board elects to maintain the then-current number of directors, and appoint additional directors to the vacant Board seats.

(4)         The Board shall not withdraw any nomination or, subject to the Board’s duties under Maryland law, recommendation required under this Section (g), unless the holders of the Series A Preferred Stock deliver to the Board a written request for such withdrawal or, as applicable (A) the Board determines reasonably and in good faith, after consultation with outside legal counsel, that such Preferred Stock Director or Additional Preferred Stock Director is prohibited or disqualified from serving as a director of the Corporation under any rule or regulation of the Securities and Exchange Commission (the “SEC”), a national listing exchange on which the Common Stock is listed or by applicable law or is a “bad actor” as such term is defined in Rule 506(d) under the Securities Act, (B) such Preferred Stock Director or Additional Preferred Stock Director has admitted or been judicially determined, pursuant to a final, non-appealable decision, to have engaged in (x) acts or omissions constituting a breach of the Preferred Stock Director’s or Additional Preferred Stock Director’s, as applicable, duties to the Corporation, (y) acts or omissions that involve intentional misconduct or an intentional violation of law and that are felonies, violations of law involving moral turpitude or are materially adverse to the Corporation or (z) any transaction involving the Corporation from which the Preferred Stock Director or Additional Preferred Stock Director, as applicable, derived an improper personal benefit that was not disclosed to the Board prior to the authorization of such transaction where such disclosure is required pursuant to the Charter or Bylaws; provided, however, that, in each case, the holders of the Series A Preferred Stock shall have the right to replace such Preferred Stock Director or Additional Preferred Stock Director, as applicable, with a new Preferred Stock Director or Additional Preferred Stock Director, as applicable.

(5)         The holders of the Series A Preferred Stock may only designate a person to be a Preferred Stock Director or an Additional Preferred Stock Director, as applicable, (A) who the holders of the Series A Preferred Stock believe in good faith has the requisite skill and experience to serve as a director of a publicly-traded company, (B) who is not prohibited from or disqualified from serving as a director of the Corporation pursuant to any rule or regulation of the SEC, a national securities exchange on which the Common Stock is then listed or applicable Law, (C) in the case of an Additional Preferred Stock Director only, who meets the applicable independence standards by the listing rules of the national securities exchange on which the Common Stock is then listed and (D) is not a “bad actor” as such term is defined in Rule 506(d) under the Securities Act, and (E) with respect to which no event required to be disclosed pursuant to Item 401(f) of Regulation S-K of the Exchange Act (as defined below) has occurred. The members of the Board shall retain the right to object to the nomination, election or appointment of any Preferred Stock Director or an Additional Preferred Stock Director for service on the Board if the members of the Board reasonably determine in good faith, after consultation with outside legal counsel, that such Preferred Stock Director or an Additional Preferred Stock Director fails to meet the criteria set forth above. In the event that the members of the Board reasonably object to the nomination, election or appointment of any Preferred Stock Director or an Additional Preferred Stock Director to the Board pursuant to the terms of this Section (g), the Board shall nominate or appoint, as applicable, another individual designated by the holders of the Series A Preferred Stock as the Preferred Stock Director or an Additional Preferred Stock Director, as applicable, that meets the criteria set forth in this Section (g).

(6)         The Preferred Stock Director and the Additional Preferred Stock Directors, if any, will be elected to serve until the next annual meeting of stockholders of the Corporation and until his or her successor is duly elected and qualified or, in the case of any Additional Preferred Stock Director, until such Additional Preferred Stock Director’s right to hold the office terminates upon the Preferred Dividend Default Cure, whichever occurs earlier, subject to such Preferred Stock Director’s or Additional Preferred Stock Director’s earlier death, disqualification, resignation or removal. The election of the Additional Preferred Stock Directors, if any, will take place at each subsequent annual meeting of stockholders or special meeting held in place thereof, until the Preferred Dividend Default Cure.

(7)         At any annual or special meeting to elect a Preferred Stock Director or Additional Preferred Stock Directors, all of the holders of the Series A Preferred Stock, voting together as a single class will be entitled to elect the Preferred Stock Director and any Additional Preferred Stock Directors on the basis of one vote per share of Series A Preferred Stock (excluding amounts in respect of accumulated and unpaid Stock Dividends). The Preferred Stock Director and any Additional Preferred Stock Directors shall be elected by the holder or holders of a majority of the outstanding Series A Preferred Stock entitled to vote thereon. The holder or holders of a majority of the Series A Preferred Stock then outstanding, present in person or by proxy, will constitute a quorum for the election of the Preferred Stock Directors and Additional Preferred Stock Directors except as otherwise provided by law. Notice of all meetings at which holders of the Series A Preferred Stock shall be entitled to vote will be given in accordance with applicable law and the Bylaws to such holders at their addresses as they appear in the transfer records. If a Preferred Dividend Default Cure occurs after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series A Preferred Stock that would have been entitled to vote at such meeting.

(8)         Any Preferred Stock Director or Additional Preferred Stock Director may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Stock entitled to vote thereon. So long as any Series A Preferred Stock remains outstanding, any vacancy in the office of a Preferred Stock Director may be filled by a vote of the holders of a majority of the outstanding Series A Preferred Stock entitled to vote thereon. So long as a Preferred Dividend Default shall continue, any vacancy in the office of an Additional Preferred Stock Director, may be filled by written consent of the Additional Preferred Stock Director remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Stock when they have the voting rights described above. Each of the Preferred Stock Director and Additional Preferred Stock Director, if any, shall be entitled to one vote on any matter.

(h)          Information Rights. During any period in which the Corporation is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any shares of Series A Preferred Stock are outstanding, the Corporation shall provide to all holders of Series A Preferred Stock, as their names and addresses appear in the Corporation’s books and records and without cost to such holders, copies of the annual reports and quarterly reports that the Corporation would have been required to file with the SEC pursuant to the reporting requirements of Section 13 or 15(d) of the Exchange Act if the Corporation was subject to such Sections (other than any exhibits that would have been required); provided, however, that (1) such annual and quarterly reports shall not be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein or Rule 3-10 or Rule 3-16 of Regulation S-X and (2) the Corporation will not be required to comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002 or otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K, as applicable to the Corporation. For the avoidance of doubt, the Corporation will be required to include in the annual report required pursuant to this Section (h) the information regarding director and management compensation required under the Exchange Act to be included or incorporated by reference in a public company’s Annual Report on Form 10-K, including the compensation discussion and analysis, summary compensation table and other information required by Part III of Form 10-K if and to the extent required. The holders of the Series A Preferred Stock acknowledge that, as of the date of these Articles Supplementary, the Corporation is an “Emerging Growth Company” as defined under the rules of the Exchange Act and is not required to make such disclosures. The Corporation will promptly upon written request periodically supply copies of such reports to any prospective holder of Series A Preferred Stock and will mail the reports to the holders of Series A Preferred Stock within 10 Business Days after the respective dates by which the Corporation would have been required to file such periodic reports with the SEC if the Corporation was then subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

(i)          Conversion. The Series A Preferred Stock shall not be convertible into, or exchangeable for, any other shares of the Corporation’s capital stock.

(j)          Mandatory Redemption. The Corporation shall redeem all of the outstanding shares of Series A Preferred Stock at the election of a majority of the holders of the Preferred A Stock, acting as a single class, upon the occurrence of any of the following events that occurs before the third anniversary of the Filing Date (each, a “Change of Control Event”):

(1)         the acquisition by any “person” or “group” (as such terms are used in Sections 13(d) and 15(d) of the Exchange Act) of more than a majority of the voting rights in the Corporation other than as a result of a transaction in which (i) the holders of securities that represented 100% of the voting rights in the Corporation immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the voting rights or equity interests of the surviving Person immediately after such transaction and (ii) the holders of the securities that represent 100% of the voting rights of the Corporation immediately prior to such transaction own directly or indirectly the voting rights or equity interests of the surviving Person in substantially the same proportion to each other as immediately prior to such transaction;

(2)         a merger or consolidation of the Corporation or a sale of all or substantially all of the assets of the Corporation in one or a series of related transactions other than a transaction following which (i) in the case of a merger or consolidation, holders of the securities that represented 100% of the voting rights and equity interests in the Corporation immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the voting rights or equity interests of the surviving Person in such merger or consolidation immediately after such a transaction and (ii) in the case of a sale of all or substantially all of the assets of the Corporation, other than to a Subsidiary or a Person that becomes a Subsidiary of the Corporation;

(3)         a recapitalization, reorganization or other transaction involving the Corporation that constitutes or could result in a transfer of more than a majority of the voting rights in the Corporation; or

(4)         the execution by the Corporation of an agreement providing for or that will, upon consummation of the transactions contemplated thereby, result in any of the foregoing events in (1) through (3), provided that the execution of such an agreement shall not constitute a Change of Control Event if such agreement has been approved by the affirmative vote of a majority of the Board, which majority includes the Preferred Stock Director.

Not more than 30 days after the effective date of a Change of Control Event, the Corporation shall redeem at the Change of Control Redemption Price (as defined below) all of the shares of Series A Preferred Stock then outstanding (the date of such redemption, the “Change of Control Redemption Date”). The Change of Control Redemption Price shall be paid in cash out of funds legally available therefor, in an amount equal to the sum of (1) the Liquidation Value, plus (2) the value of all accumulated but unpaid Cash Distributions and Aggregate Stock Dividends thereon, plus (3) if the Change of Control Redemption Date is prior to the third anniversary of the Filing Date, a Make-Whole Premium (collectively, the “Change of Control Redemption Price”); provided, however, that the Corporation shall only be required to pay the Change of Control Redemption Price after (i) the satisfaction of any indebtedness obligations existing on the Change of Control Redemption Date, if any, and (ii) to the extent such redemption can be made out of funds legally available therefor. From and after the Change of Control Redemption Date and payment of the Change of Control Redemption Price, (i) dividends shall cease to accumulate on the redeemed shares of Series A Preferred Stock, (ii) the redeemed shares of Series A Preferred Stock shall no longer be deemed outstanding, and (iii) all rights with respect to the redeemed shares of the Series A Preferred Stock shall cease and terminate. Notwithstanding the foregoing, in the event of the Corporation’s failure to deliver the Change of Control Redemption Price at the time and place specified in the Change of Control Redemption Notice, additional distributions shall accumulate and accrue with respect to such Change of Control Redemption Price at a rate of 14.0% per annum, compounded quarterly.

The Corporation shall provide each holder of Series A Preferred Stock with a written notice of redemption (the “Change of Control Redemption Notice”) (addressed to the holder at its address as it appears on the books and records of the Corporation or, at such other place in the United States as such holder shall have designated by written notice to the Corporation), not earlier than 45 days nor later than 10 days before the Change of Control Redemption Date. The Change of Control Redemption Notice shall specify (1) the Change of Control Redemption Date; (2) the Change of Control Redemption Price; and (3) the place the holders of Series A Preferred Stock may obtain payment of the Change of Control Redemption Price upon surrender of their certificates (to the extent physical certificates have been issued and outstanding). A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. On or before the Change of Control Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on the Change of Control Redemption Date shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Change of Control Redemption Notice, and thereupon the Change of Control Redemption Price for such shares will be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

(k)          Optional Redemption.

(1)         On and after the fifth anniversary of the Filing Date, the Corporation, at its option, upon not fewer than 10 nor more than 60 days’ written notice, may redeem (the “Optional Redemption Right”) the Series A Preferred Stock (including any Series A Preferred Stock issued as an Aggregate Stock Dividend), in whole or from time to time in part, for cash, in an amount equal to the Optional Redemption Price (as defined herein), plus the value of all accumulated and unpaid Cash Distributions and Aggregate Stock Dividends in respect of the Series A Preferred Stock to, but not including, the redemption date set forth in such notice (the “Optional Redemption Date”).  If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to the Optional Redemption Right, the shares to be redeemed may be selected pro rata (as nearly as practicable without creating fractional shares) or by lot.  If such redemption is to be by lot and, as a result of such redemption, any holder of shares of Series A Preferred Stock would become a holder of a number of shares of Series A Preferred Stock in excess of the Ownership Limitations because such holder’s shares of Series A Preferred Stock were not redeemed, or were only redeemed in part then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of shares of Series A Preferred Stock of such holder such that no holder will hold a number of shares in excess of the Ownership Limitations subsequent to such redemption.

(2)         To ensure that the Corporation remains qualified as a REIT for federal income tax purposes, the Series A Preferred Stock shall be subject to the Ownership Limitations, pursuant to which shares of Series A Preferred Stock owned by a stockholder in excess of the Ownership Limitations shall automatically be transferred to a Charitable Trust and the Corporation shall have the right to purchase such shares, as provided in Article VII of the Charter.  If the Corporation calls for redemption any shares of Series A Preferred Stock pursuant to and in accordance with Article VII of the Charter and this Section (k)(2), then the redemption price will be an amount equal to the Liquidation Value, plus the value of all accumulated and unpaid Cash Distributions and Aggregate Stock Dividends on the Series A Preferred Stock to, but not including, the Optional Redemption Date, subject to any restrictions or limitations contained in Article VII of the Charter.

(3)         Unless full cumulative distributions and dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution and dividend periods, (i) no shares of Series A Preferred Stock shall be redeemed pursuant to the Optional Purchase Right unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and (ii) the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series A Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, Junior Securities); provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series A Preferred Stock pursuant to Article VII of the Charter or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Stock.

(4)         Immediately prior to any redemption of shares of Series A Preferred Stock pursuant to the Optional Redemption Right, the Corporation shall pay any accumulated and unpaid Cash Distributions or Aggregate Stock Dividends, as applicable, on the Series A Preferred Stock to, but not including, the Optional Redemption Date, unless a redemption date falls after a record date for the payment of Cash Distributions or Aggregate Stock Dividends and prior to the corresponding Distribution Payment Date, in which case each holder of record of Series A Preferred Stock at the close of business on such record date shall be entitled to the distribution or dividend payable on such shares on the corresponding Distribution Payment Date (including any accumulated and unpaid distributions or dividends for prior distribution periods) notwithstanding the redemption of such shares pursuant to the Optional Redemption Right prior to such Distribution Payment Date.  Except as provided above and in this Section (k)(4), the Corporation will make no payment or allowance for unpaid distributions or dividends, whether or not in arrears, on shares of Series A Preferred Stock for which a notice of the Corporation’s exercise of the Optional Redemption Rights has been given.

(5)         The Corporation shall provide each holder of Series A Preferred Stock with a written notice of redemption (the “Optional Redemption Notice”) (addressed to the holder at its address as it appears on the books and records of the Corporation or, at such other place in the United States as such holder shall have designated by written notice to the Corporation), not not fewer than 10 nor more than 60 days before the Optional Redemption Date. The Optional Redemption Notice shall specify (1) the Optional Redemption Date; (2) the Optional Redemption Price; and (3) the place the holders of Series A Preferred Stock may obtain payment of the Optional Redemption Price upon surrender of their certificates (to the extent physical certificates have been issued and outstanding). A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. On or before the Optional Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on the Optional Redemption Date shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Optional Redemption Notice, and thereupon the Optional Redemption Price for such shares will be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

(l)          Series Protective Provisions.

(1)         So long as shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without the approval, by vote or written consent, of the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting as a separate class:

(A)         amend the Charter or Bylaws (including, without limitation, to modify the authorized amounts of capital stock of the Company other than Common Stock and to increase the amount of authorized Series A Preferred Stock in accordance with the requirements of paragraph (q) hereof) or amend any material terms of the Series A Preferred Stock, in each case, in any manner that would alter or change the rights, preferences, privileges or restrictions of the Series A Preferred Stock so as to materially and adversely affect such Series A Preferred Stock; or

(B)         by reclassification or otherwise (i) create or authorize any class or series of capital stock of the Corporation expressly designated as ranking senior to or on a parity with the Series A Preferred Stock as to distribution rights and rights upon liquidation, winding up and dissolution of the Corporation, (ii) create or authorize any obligation or security convertible into shares of Series A Preferred Stock or into shares of any other class or series of stock senior to or on parity with the Series A Preferred Stock as to distribution rights and rights upon liquidation, winding up and dissolution of the Corporation or (iii) authorize or issue any shares of Series A Preferred Stock other than shares of Series A Preferred Stock for issuance pursuant to the Stock Purchase Agreement or as dividends on shares of Series A Preferred Stock permitted by this clause (iii).

(2)         So long as shares of Series A Preferred Stock remain outstanding, the Corporation shall deliver to the Preferred Stock Director and such other persons designated by him (subject to appropriate covenants by the recipients with respect to the confidentiality thereof) within ten (10) Business Days after preparation final copies of all investment memoranda and investment financial summaries prepared in accordance with the Corporation’s internal policies and procedures in existence as of the Filing Date with respect to each investment by the Corporation in excess of $2,000,000.

(3)         So long as shares of Series A Preferred Stock remain outstanding, the Corporation will maintain a Leverage Ratio of no more than 0.4:1.0, measured as of the last day of each fiscal quarter and evidence thereof shall be provided to the holders of the Series A Preferred Stock no later than the deadline to file the Corporation’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the SEC (inclusive of any extended filing due date provided for under Rule 12b-25 under the Exchange Act) or delivered under Section (h), as applicable.

(4)         At any time that Series A Preferred Stock remains outstanding, if Dean Jernigan voluntarily leaves the position of Chief Executive Officer (and is not serving as Executive Chairman) or Executive Chairman of the Corporation, the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting as a separate class, by vote or written consent, shall have the right to accept or reject the service of any person as Chief Executive Officer (or such person serving as the principal executive officer) of the Corporation.

(m)          Preemptive Rights.

(1)         Except as otherwise set forth herein, the shares of Series A Preferred Stock shall not entitle any holder to acquire, or have any rights, preemptive or otherwise, with respect to any issuance, sale, transfer, disposition or acquisition of any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities or such warrants, rights or options may be designated, issued or granted.

(2)         Each of the holders of Series A Preferred Stock will have the right to purchase its pro rata share of a Qualified Offering. The pro rata share of a Qualified Offering for each holder of Series A Preferred Stock shall be the number of shares of Common stock equal to the product of (i) the number of shares of Common Stock proposed to be issued, sold or placed in the Qualified Offering and (ii) a fraction, the numerator of which is the number of shares of Common Stock that is owned of record by such holder, or owned beneficially by such holder through a custodian or nominee holding on behalf of such holder, immediately prior to the Qualified Offering and the denominator of which is the total number of shares of Common Stock outstanding immediately prior to such Qualified Offering.

(3)         If the Corporation proposes to issue any Common Stock in a Qualified Offering, it shall give the holders of Series A Preferred Stock written notice (a “Rights Notice”) together with a description of the anticipated material terms of the Qualified Offering (which, with respect to expected pricing, may be expressed as a range), including the information required to calculate the pro rata share of the Qualified Offering. The Rights Notice shall be given no later than the later of (A) 10 Business Days prior to the expected date of pricing of the Qualified Offering or (B) the date on which the Corporation selects an underwriter or placement agent and authorizes the preparation of material documents in respect of such Qualified Offering. The Rights Notice shall state a definitive launch time for the Qualified Offering (the “Launch Cutoff”). A failure to give such Rights Notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Acceptance by holders of Series A Preferred Stock of certificates representing shares of Series A Preferred Stock and acceptance of any Rights Notice shall be deemed acknowledgement by such recipient that the issuance of a Rights Notice may be deemed material non-public information with respect to the Corporation, and the recipient of any Rights Notice shall keep confidential and shall not disclose the existence of such Rights Notice to any person other than on a “need to know” basis for purposes of making the decision to exercise the preemptive rights hereunder, and shall take reasonable steps to ensure that no transactions in the Corporation’s Common Stock are effected by any holder of Series A Preferred Stock after receipt of such Rights Notice (it being the express purpose of this provision to permit the Corporation to meet its obligations under Regulation FD under the Exchange Act and under applicable laws in respect of the trading of stock while in possession of material nonpublic information). Each of the holders of Series A Preferred Stock will have 10 Business Days from the delivery of such Rights Notice to agree to purchase its pro rata share of the Qualified Offering for the price and upon the terms and conditions specified in the Rights Notice by giving written notice to the Corporation and stating therein the quantity of the Common Stock to be purchased. Notwithstanding the foregoing, the Corporation shall not be required to offer or sell such Common Stock to any Investor who would cause the Corporation to be in violation of applicable laws or any restriction or qualification in the Charter or Bylaws.

(4)         Notwithstanding anything herein to the contrary, the purchase of Common Stock by any holder of Series A Preferred Stock pursuant to this Section (m) together with any rights to receive shares of Common Stock in any Per Share Stock Dividend shall be subject to the Ownership Limitations and the maximum number of shares of Common Stock that may be issued without approval of the Corporation’s stockholders pursuant to Rule 312.03(b) or (c), as applicable, of the New York Stock Exchange Listed Company Manual (or any replacement provision for such rule or any similar rule of any other national securities exchange on which the Common Stock is then listed). The Corporation shall have the right, in its sole discretion, at all times prior to consummation of any proposed Qualified Offering giving rise to the rights granted by this Section (m) to abandon, withdraw or otherwise terminate such proposed Qualified Offering. Notwithstanding anything to the contrary herein, in the event that any holder of Series A Preferred Stock is required to file any notifications or report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in order to exercise the such holder’s rights pursuant to this Section (m), then such holder shall not have the right purchase right set forth in this Section (m) for such Qualified Offering.

(n)          Transfer Restrictions. The holders of the Series A Preferred Stock are at all times subject to the transfer restrictions set forth in the Stock Purchase Agreement. Not less than five Business Days prior to any proposed transfer of any shares of Series A Preferred Stock, the holder thereof shall give written notice to the Corporation of such holder’s intention to effect such transfer. Each such notice shall describe the manner of the proposed transfer and, if required as described below, shall be accompanied by an opinion of counsel reasonably satisfactory to the Corporation, dated as of the proposed transfer date, to the effect that the proposed transfer may be effected without registration under the Securities Act and any applicable state securities or “blue sky” laws, whereupon such holder shall be entitled to transfer the shares of the Series A Preferred Stock in accordance with the terms of the notice.

No transfer shall be effective until such transfer is reflected on the books and records of the Corporation and unless such transfer will not result in a violation of the Ownership Limitations set forth in the Corporation’s Charter. Each certificate transferred as provided above shall bear the legend set forth below in this Section (n). Certificates representing shares of Series A Preferred Stock shall not be required to contain the legend set forth in this Section (n) or any other legend (other than the Ownership Limit Legend (defined below)) (1) while a registration statement covering the resale of such shares is effective under the Securities Act, (2) following any sale of such shares pursuant to Rule 144 (assuming the transferor is not an affiliate (as defined in Rule 144) of the Corporation), (3) if such shares are eligible to be sold, assigned or transferred under Rule 144 (provided that the holder provides the Corporation with reasonable assurances that such shares are eligible for sale, assignment or transfer under Rule 144, which shall not require an opinion of counsel), (4) in connection with a sale, assignment or other transfer (other than under Rule 144), provided that the holder provides the Corporation with an opinion of counsel to the holder, in a generally acceptable form, to the effect that such sale, assignment or transfer of the shares may be made without registration under the applicable requirements of the Securities Act or (5) if such legend is not required under applicable requirements of the Securities Act (including, without limitation, controlling judicial interpretations and pronouncements issued by the SEC).

Each certificate representing shares of the Series A Preferred Stock shall bear a legend indicating that the Series A Preferred Stock are subject to the Ownership Limitations set forth in the Corporation’s Charter (the “Ownership Limit Legend”), any legend required by the MGCL, any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form until such time as they are not required:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The Corporation may refuse to record any attempted transfer of shares of Series A Preferred Stock not in compliance with this Section (n).

(o)          Restrictions on Ownership and Transfer of Series A Preferred Stock; Preservation of REIT Status.

(1)         The ownership and transfer of shares of Series A Preferred Stock shall be subject to the provisions of Article VII of the Corporation’s Charter.

(2)         If, based upon the advice of legal counsel, the Board reasonably determines that the issuance of Common Stock or Preferred Stock as a Per Share Stock Dividend to a holder of Series A Preferred Stock (based on the Beneficial Ownership and Constructive Ownership of Common Stock and Series A Preferred Stock of such holder) would create a substantial risk that the Corporation would no longer qualify as a REIT under Section 856(a)(6) of the Code (an “Adverse REIT Status Determination”), then only such number of shares of Common Stock and/or Series A Preferred Stock shall be issued such that there is no substantial risk that the Corporation would no longer qualify as a REIT under Section 856(a)(6) of the Code. At least three Business Days prior to the Board making any Adverse REIT Status Determination, the Corporation shall give written notice to each such holder of Series A Preferred Stock, notifying such holder that the issuance of Common Stock and/or Series A Preferred Stock as a Per Share Stock Dividend may be subject to an Adverse REIT Status Determination, and shall thereafter consult in good faith with each such holder as to such determination, including as to the actual Beneficial Ownership and Constructive Ownership of such holder, before the Board makes any Adverse REIT Status Determination.

(3)         In connection with any Adverse REIT Status Determination each holder of any Series A Preferred Stock subject to an Adverse REIT Status Determination shall be issued cash in an amount equal to the value of the remaining amount of any Aggregate Stock Dividend owed by the Corporation to the holder and not able to be paid in Common Stock or Series A Preferred Stock due to the Adverse REIT Status Determination.

(4)         “Beneficial Ownership,” “Constructive Ownership,” “REIT” and “Code” shall have the meanings set forth in the Corporation’s Charter.

(p)          No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock or Series A Preferred Stock shall be issued as Aggregate Stock Dividends but, in lieu thereof, the Corporation shall pay to any such holder, at the Corporation’s option (i) an amount in cash equal to (A) in the case of the Series A Preferred Stock, the applicable fraction of a share of Series A Preferred Stock multiplied by the Liquidation Value or (B) in the case of the shares of Common Stock, the applicable fraction of a share of Common Stock multiplied by the closing stock price of one share of Common Stock on the Stock Payment Dividend Date or (ii) one additional whole share (on a holder by holder basis).

(q)          Authorization of Shares.. The Corporation shall, from time to time, in accordance with the laws of the State of Maryland, use its best efforts to increase the authorized number of shares of Common Stock and/or Series A Preferred Stock if, at any time, the number thereof shall not be sufficient to permit the issuance of Aggregate Stock Dividends. If any shares of Common Stock or Series A Preferred Stock required to be issued need to be registered with, or approved by, any governmental authority under any federal or state law before such shares may be issued, the Corporation shall, in good faith and as expeditiously as possible, endeavor to cause such shares to be duly registered or approved, as the case may be. If the Common Stock is listed on a national securities exchange, the Corporation shall, in good faith and as expeditiously as possible, if permitted by the rules of such exchange, endeavor to list and keep listed on such exchange, upon official notice of issuance, all shares of Common Stock issuable as Aggregate Stock Dividends.

(r)          Corporate Opportunities. The Corporation hereby renounces any interest or expectancy of the Corporation or any Affiliate of the Corporation in, or in being offered an opportunity to participate in, any and all business opportunities that are presented to the holders of Series A Preferred Stock or their Affiliates (including, without limitation, any representative or Affiliate of such holders of Series A Preferred Stock serving on the Board or the board of directors or other governing body of any Affiliate of the Corporation) (collectively, the “Investor Parties”), except as otherwise provided in this Section (r). Without limiting the foregoing renunciation, the Corporation on behalf of itself and its Affiliates (1) acknowledges that the Investor Parties are in the business of making investments in, and have or may have investments in, other businesses similar to and that may compete with the businesses of the Corporation and its Affiliates (“Competing Businesses”) and (2) agrees that the Investor Parties shall have the right to make investments in or have relationships with other Competing Businesses independent of their investments in the Corporation. By virtue of an Investor Party holding capital stock of the Corporation or by having persons designated by or Affiliated with such Investor Party serving on or observing at meetings of any of the Board, committee or otherwise, no Investor Party shall have any obligation to the Corporation, any of its Affiliates or any other holder of capital stock or securities of the Corporation to refrain from competing with the Corporation and any of its Affiliates, making investments in or having relationships with Competing Businesses, or otherwise engaging in any commercial activity and none of the Corporation, any of its Affiliates or any other holder of capital stock or securities of the Corporation shall have any right with respect to any investment or activities undertaken by such Investor Party. Without limitation of the foregoing, so long as any such investment or relation with other Competing Businesses does not arise out of the Investor Parties’ relationship with the Corporation, as a stockholder, director, or otherwise, each Investor Party may engage in or possess any interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Corporation or any of its Affiliates, and none of the Corporation, any of its Affiliates or any other holder of capital stock or securities of the Corporation shall have any rights or expectancy by virtue of such Investor Parties’ relationships with the Corporation, or otherwise in and to such independent ventures or the income or profits derived therefrom; and the pursuit of any such ventures, even if such investment is in a Competing Business, shall not for any purpose be deemed wrongful or improper. No Investor Party shall be obligated to present any particular investment opportunity to the Corporation or its Affiliates even if such opportunity is of a character that, if presented to the Corporation or such Affiliates, could be taken by the Corporation or such an Affiliate, provided such Investor Party shall have acted in good faith and such opportunity shall not have been offered to such person in his or her capacity as a director of the Corporation. Each Investor Party shall continue to have the right for its own respective account or to recommend to others any such particular investment opportunity. The Corporation shall not be obligated to present any particular investment opportunity to the Investment Parties or their Affiliates even if such opportunity is of a character that, if presented to the Investor Parties or such Affiliates, could be taken by such Investor Parties or such an Affiliate.

(s)          Definitions:

“Affiliate” means, in respect of any Person, any other Person that is directly or indirectly controlling, controlled by, or under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) shall mean having, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or by contract or otherwise.

“Business Day” means any day on which the New York Stock Exchange is open for trading during normal trading hours (i.e., 9:30 a.m. to 4:00 p.m. Eastern Time), including any day on which the New York Stock Exchange is open for trading for a period of time less than the customary time.

“Change of Control Event” has the meaning given in Section (i).

“Cumulative Cap” means as of any Distribution and Dividend Payment Date or Change of Control Redemption Date, as applicable, an amount that is equal to the Target Return.

“Funded Debt” means, with respect to any Person (or consolidated group of Persons) at any date of determination (without duplication):

(a) all indebtedness of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d) all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(e) all capitalized lease obligations, determined in accordance with GAAP;

(f) all Funded Debt of other Persons secured by a Lien on any asset of such Person, whether or not such Funded Debt is assumed by such Person; provided, however, that the amount of such Funded Debt shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Funded Debt; and

(g) all Funded Debt of other Persons guaranteed by such Person to the extent such Funded Debt is guaranteed by such Person.

The amount of Funded Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that: (a) the amount outstanding at any time of any Funded Debt issued with original issue discount shall be deemed to be the face amount with respect to such Funded Debt less the remaining unamortized portion of the original issue discount of such Funded Debt at the date of determination in conformity with GAAP; (b) Funded Debt shall not include trade payables and accrued expenses or any liability for foreign, federal, state, local or other taxes; (c) Funded Debt shall not include any indemnification, earnouts, adjustment or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a subsidiary, other than guarantees of Funded Debt incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; and (d) Funded Debt shall not include contingent obligations under performance bonds, performance guarantees, surety bonds, appeal bonds or similar obligations incurred in the ordinary course of business and consistent with past practices.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Incremental Equity Book Value” is the amount equal to (i) the difference (if positive) between (A) total assets minus total liabilities determined according to GAAP and reported on the Corporation’s consolidated balance sheet at the end of a particular fiscal quarter, minus (B) total assets minus total liabilities determined and reported in the same manner for the immediately preceding fiscal quarter, with such difference being further adjusted to (W) subtract the net proceeds (or value of assets received upon issuance, such as upon the acquisition of assets in exchange for units of membership interest in Jernigan Capital Operating Company, LLC, or any successor thereto) of any new equity issued from time to time following the Filing Date, (X) add the amortized amount of any stock-based compensation incurred during such period, (Y) add the amount of any depreciation or amortization recognized during such period and (Z) add an amount equal to the consideration paid for any redemption or repurchase of capital stock of the Corporation during such period.

“Incremental Net Asset Value” means the amount equal to the difference (if positive) between (i) Net Asset Value calculated at the end of a particular fiscal quarter, minus (ii) Net Asset Value calculated in the same manner for the immediately preceding fiscal quarter.

“Indebtedness” means “Indebtedness” means, as to any Person, as at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities on the Corporation’s balance sheet in accordance with GAAP.

(a) all Funded Debt;

(b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c) net obligations under any Swap Contract;

(d) Support Obligations in respect of Indebtedness of another Person; and

(e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

“IRR” shall mean the annual discount rate that results in a net present value equal to zero when such discount rate is applied to the payment for each share of Series A Preferred Stock in cash by any purchaser of Series A Preferred Stock on the date of issuance, as an outflow, and all Cash Distributions, Aggregate Stock Dividends and Make-Whole Premiums made (or deemed to have been made) by the Corporation to any holder of Series A Preferred Stock, as an inflow. The IRR shall be calculated based on actual dates of outflows and inflows using the XIRR function in Microsoft Excel.

“Leverage Ratio” means, with respect to any fiscal quarter, determined on a consolidated basis in accordance with GAAP, the ratio of (a) total Indebtedness to (b) total Tangible Assets.

“Make-Whole Premium” shall mean an amount in cash necessary to make the Total Return equal the Target Return as of a particular date of determination.

“Net Asset Value” means the aggregate value of the Company’s interests in income-producing real properties (if any) (excluding any interests (including, without limitation, profits interests in self-storage properties associated with loans made by the Company that remain outstanding) included in the accounting for financial instruments that continue to be accounted for at fair value under GAAP) at the end of a particular fiscal quarter, minus the aggregate value of the Company’s liabilities related to its interests in such income-producing real properties (if any) at the end of such fiscal quarter, in each case, as determined by a nationally recognized, independent third-party valuation firm mutually acceptable to the Company and the Preferred Representative.

“Optional Redemption Price” means an amount per share equal to (a) $1,050 for any Optional Redemption Date on or after the fifth anniversary of the Filing Date and before the sixth anniversary of the Filing Date and (b) $1,000 for any Optional Redemption Date after the sixth anniversary of the Filing Date.

“Person” means any individual, partnership, limited partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or other entity.

“Preferred Representative” means NexPoint Advisors, L.P.

“Qualified Offering” means any offering of Common Stock, for the account of the Corporation, other than any of the following:

(a) any shares of Common Stock issued for consideration in connection with a merger, consolidation, acquisition or similar business combination;

(b) any shares of Common Stock issued for consideration in connection with a joint venture, strategic alliance or similar corporate partnering arrangement;

(c) any shares of Common Stock issued for consideration in connection with any acquisition of assets by the Corporation;

(d) any shares of Common Stock issued at market prices through the facilities of a national securities exchange pursuant to a registered at-the-market program duly adopted by the Corporation; and

(e) any shares of Common Stock issued as part of a compensatory or employment arrangement.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates, or any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Tangible Assets” means the total assets of the Corporation on a consolidated basis, minus any intangible assets, in each case determined in accordance with GAAP.

“Target Return” shall mean a 14.0% IRR.

“Total Return” shall mean (without double-counting), as of a particular date of determination, the actual return equal to the sum of: (a) an amount equal to the sum of the aggregate Cash Distributions and value of Aggregate Stock Dividends (determined as of the date of payment, and excluding any appreciation or depreciation in value following such date) declared and paid to the holders of Series A Preferred Stock and (b) any Make-Whole Premium payable in connection with any mandatory redemption upon the occurrence of a Change of Control Event.

“Triggering Event” means, without duplication, each of: (1) the occurrence of a Change of Control Event after the third anniversary of the Filing Date; (2) the Corporation ceasing to be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act; (3) the Corporation’s failure to satisfy the requirements for qualification and taxation as a REIT under the Code, or the Corporation’s revocation of its election to be taxed as a REIT under the Code, including pursuant to a determination by the Board that it is no longer in the best interests of the Corporation for the Corporation to continue to so qualify as a REIT; (4) an Event of Default as defined in the Stock Purchase Agreement, dated as of July 27, 2016, between the Corporation, NexPoint Advisors, L.P. (as the Preferred Representative) and the Buyers set forth therein, and the failure to cure any such failure within the timeframe provided for therein with respect to any such Event of Default; (5) a Registration Default, as defined in the Registration Rights Agreement, dated as of July 27, 2016, between the Corporation and the Buyers set forth therein, (6) the failure by the Corporation to redeem the Series A Preferred Stock on any required Redemption Date; or (7) (A) the SEC shall have filed a complaint against any of the Corporation or any of its subsidiaries or a director or executive officer of the Corporation or any of its subsidiaries with respect to the business of the Corporation or any of such subsidiaries, (B) the Corporation or any such subsidiaries shall have entered into a settlement with the SEC to an enforcement action by the SEC against any person covered by clause (A) with respect to the business of the Corporation or any of such subsidiaries or (C) a judgment shall have been entered by a court that includes a finding that any person covered in clause (A) shall have violated securities laws, rules or regulations with respect to the business of the Corporation or any such subsidiaries.

(t)          Maturity. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund and except as described in Section (j) above will not be subject to any mandatory redemption or forced conversion.

(u)          Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the holders of shares of the Series A Preferred Stock shall be given to the holders at the addresses provided by the holders to the Corporation. Notices to the Corporation shall be given to the Corporation at Jernigan Capital, Inc., 6410 Poplar Avenue, Suite 650, Memphis, TN 38119, Attn: John A. Good; with a copy to: William H. Mathieu, and an additional copy to: Morrison & Foerster LLP, 2000 Pennsylvania Avenue, NW, Suite 6000, Washington, DC 20006, Attn: David P. Slotkin.

(v)         Exclusive Voting Rights. The holders of the Series A Preferred Stock shall have exclusive voting rights on any amendment to the Charter (including these Articles Supplementary) that would alter only the contract rights, as expressly set forth in the Charter, of the Series A Preferred Stock.

THIRD: The Series A Preferred Stock has been classified and designated by the Board under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at the time the SDAT accepts these Articles Supplementary for record.

SIXTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman of the Board of Directors and Chief Executive Officer and attested to by its Senior Vice President, Chief Financial Officer and Treasurer on this 27th day of July, 2016.

ATTEST:	JERNIGAN CAPITAL, INC.

/s/ William C. Drummond	/s/ Dean Jernigan
Name: William C. Drummond	Name: Dean Jernigan
Title: Senior Vice President, Chief Financial Officer and Treasurer	Title: Chairman of the Board of Directors and Chief Executive Officer

[Signature Page to Articles Supplementary]